UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2005

Bancinsurance Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-8738	31-0790882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Broad Street, 10th Floor, Columbus, Ohio		43215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-228-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2005, the Compensation Committee of the Board of Directors (the "Board") of Bancinsurance Corporation (the "Company"), recommended to the Board and the Board approved an increase in the compensation to be paid to the members of the Audit Committee of the Board (the "Audit Committee") to reflect their involvement in the Audit Committee's on-going investigation relating to the withdrawal by the Company's auditor, Ernst & Young LLP, of its audit reports for the years 2001 through 2003 for the Company.

Effective March 3, 2005 and continuing through December 31, 2005, the cash retainer portion of the compensation to be paid to each member of the Audit Committee was increased from an annual cash retainer of $1,000 to a quarterly cash retainer of $2,500 (or in the case of the Chairman of the Audit Committee, a quarterly cash retainer of $5,000), payable on the last business day of each calendar quarter. In addition, each Audit Committee member will continue to receive $500 for each meeting of the Audit Committee that he attends in person and each Board meeting that he attends in person. In no event shall the total compensation paid to any member of the Audit Committee exceed $20,000 (or in the case of the Chairman of the Audit Committee, $30,000) during 2005 for his service on the Board and any of its committees.

The compensation to be paid to non-employee directors who are not on the Audit Committee will not change and each non-employee director will continue to be paid an annual $1,000 retainer plus $500 for each Board meeting attended and $500 for each committee meeting attended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bancinsurance Corporation

March 9, 2005	By:	John S. Sokol

Name: John S. Sokol
Title: President